                                                                    EXHIBIT 2.3



                                ESCROW AGREEMENT


BETWEEN:


-        LYONNAISE DE BANQUE, a French societe anonyme with a capital of FF.
         620,000,000 having its principal office at 8, rue de la Republique, 69001 Lyons, registered with the Registry of Commerce and Companies of Lyons under no. B 954 507 976,

         Represented by Mr. Alain de la Chapelle, who is duly authorized,

         (hereinafter referred to as the "Escrow Agent")

                                                              IN THE FIRST PART,
AND:

- THE GUARANTORS' REPRESENTATIVE, acting in the name and for the account of the companies and individuals whose corporate names, names, principal offices and addresses are listed in Exhibit 1 hereto,

         (such companies and individuals, together with any other party adhering to this Agreement under the terms of its Section VIII below, being hereinafter referred to as the "Guarantors"),

                                                             IN THE SECOND PART,

AND:

         REVOD CORPORATION, a company organized under the laws of the State of Delaware, United States of America, with its principal office at 1403 Foulk Road, Suite 102, Wilmington, Delaware 19803, United States of America,

         Represented for purposes hereof by its Vice-President, Mr. John E. Pomeroy, who is duly authorized,

         (hereinafter referred to as the "Beneficiary"),

                                                              IN THE THIRD PART,

PREAMBLE:

A/ Under the terms of a share purchase agreement of even date herewith, the Beneficiary has purchased, either directly or indirectly, certain of the shares of Imaje, a French societe anonyme with a capital of FF. 139,851,100, having its principal office at 9, rue Gaspard Monge, 26500 Bourg les Valence, registered with the Registry of Commerce and Companies of Romans under number B 353 282 106. The shares of Imaje are hereinafter referred to as the "Shares".

B/ A guarantee agreement (hereinafter referred to as the "Guarantee Agreement"), also of even date herewith, contains the representations and warranties made by the Guarantors to the Beneficiary.

C/ Each of the Guarantors intends, pursuant to Section 4 of the Guarantee Agreement, and as a guarantee of payment of any claims which may be made by the Beneficiary under the terms of the representations and warranties made therein, to deposit in an account opened by an independant escrow agent the sum of one hundred and sixty-four francs and forty-six centimes (FF. 164.46) corresponding to twenty-two point four zero six percent (22.406%) of the sale price per Share paid to such Guarantor.

         However, each of the said Guarantors shall have the option, in accordance with the terms of the Guarantee Agreement, of substituting for the cash deposit in escrow a bank guarantee upon first demand issued to the benefit of the escrow agent by a first-rate French bank (hereinafter referred to as a "Bank Guarantee upon First Demand"), in a principal amount corresponding to the cash funds deposited in escrow.

         Such escrow agent's assignment shall be to administer such funds and Bank Guarantees upon First Demand and the funds generated therefrom in accordance with the terms of this agreement.

D/ Consequently, the parties hereto have requested that Lyonnaise de Banque accept the assignment as escrow agent.

         The Escrow Agent has agreed to act as escrow agent for the funds and Bank Guarantees upon First Demand referred to above, in accordance with the following terms and conditions.

WHEREFOR, THE PARTIES HERETO HAVE AGREED AS FOLLOWS:

ARTICLE I:                ESCROW ACCOUNT

1.1 The Guarantors' Representative and the Beneficiary hereby appoint by mutual agreement the Escrow Agent, who accepts, as escrow agent for the deposit of:

                 (a) an amount corresponding to one hundred and sixty-four francs and forty-six centimes (FF. 164.46) times the number of Shares sold to the

                                                                              3.


                          Beneficiary by those Guarantors having fulfilled their obligations under the Guarantee Agreement by means of a cash deposit in escrow; and

                 (b) Bank Guarantees upon First Demand (and the funds arising from any calling into effect thereof) in an amount equal to one hundred and sixty-four francs and forty-six centimes (FF. 164.46) times the number of Shares sold to the Beneficiary by those Guarantors having fulfilled their obligations under the Guarantee Agreement by means of Bank Guarantees upon First Demand.

1.2 Consequently, the Guarantors who have signed this agreement on its original date hereby simultaneously transfer their portion of the funds referred to under Section 1.1(a) above to the Escrow Agent. These funds shall be increased as a result of adhesions to this Agreement as provided for under Section VIII hereof.

1.3 Each of the Guarantors who have signed this agreement on its original date, or who shall adhere to it as provided for under
                 Section VIII hereof, shall have the option, within thirty (30) days of the date of sale of its Shares, of providing to the Escrow Agent a Bank Guarantee upon First Demand prepared in accordance with the model set forth in EXHIBIT 2 hereto, in an amount equal to the amount initially deposited in escrow in cash by such Guarantor. In this event, the Escrow Agent shall return to the Guarantor concerned, as a counterpart for and simultaneously with transmission of such Bank Guarantee upon First Demand, the amount previously deposited in escrow in cash, plus interest as provided for under Section 3.1 hereof.

1.4 The aforementioned funds, the originals of the Bank Guarantees upon First Demand and the income arising from the entry into force thereof, if applicable, shall be deposited in an account opened by Lyonnaise de Banque entitled "Imaje Escrow Account" (Compte Sequestre Imaje) (such account being hereinafter referred to as the "Deposit").

1.5 On the date of signature of this Agreement, the Deposit shall contain those sums which were initally transferred to the Escrow Agent in accordance with Section 1.1(a) hereof.

ARTICLE II:               REDUCTION OF THE DEPOSIT

2.1              (a)      The amount of the Deposit shall be reduced to
                 sixty-four francs and thirty-five centimes (FF. 64.35) per Share, corresponding to eight point seven six seven zero percent (8.7670%) of the sale price paid to the Guarantors on the first anniversary of the date of signature of this Agreement, and to forty-two francs and ninety centimes (FF. 42.90) per Share, corresponding to five point eight four four seven percent (5.8447%) of the sale price paid to the Guarantors on the second anniversary of the date of signature of this Agreement.

                                                                              4.


                 (b) However, in the event one or more claims has been made against the Guarantors and remains outstanding on either the first or the second anniversary of the date of signature of this Agreement, the amount of the Deposit shall be increased by the amount of the aforementioned claims which remain unpaid by the Guarantors as of either of such dates.

2.2 From January 1, 1999 onwards, only an amount equal to the amount of any claims already made against the Guarantors which remain unpaid as of that date shall remain in escrow until full and final payment of such claims or, where applicable, full and final settlement of the dispute existing between the parties.

2.3 In order to be enforceable against the Escrow Agent, the claims referred to under Sections 2.1(b) and 2.2 must be notified to it no later than three (3) business days after the due date (either the first or the second anniversary of the date of signature of this Agreement, or January 1, 1999, as the case may be), by registered letter with return receipt requested, in accordance with the terms of Section VI hereof.

2.4 The Escrow Agent shall retain in escrow that portion of the Deposit which is the subject of claims, and its assignment shall continue in that case for as long as the relevant claims shall remain unresolved by means of legal proceedings as provided for in the Guarantee Agreement, or by means of agreement between the parties, even if the Escrow Agent's assignment is thus extended beyond January 1, 1999.

2.5 It is hereby stipulated that in the event that as a result of claims made by the Beneficiary and which remain unpaid by the Guarantors on either of the deadlines set forth in Sections
                 2.1 and 2.2 hereof the Deposit is maintained at a level exceeding the base levels of eight point seven six seven zero percent (8.7670%) or five point eight four four seven percent (5.8447%) or zero provided for in the absence of any claims for each such date, that part of the Deposit which exceeds such base levels shall not under any circumstances be used to pay claims made after the respective deadline.

                 In the event the Beneficiary observes, after one of such deadlines, that an amount retained with respect to claims made but which remain unpaid must not be allocated to the Beneficiary or must be partially allocated to the Beneficiary under the terms of the Guarantee Agreement (in particular in the event of a waiver of its claim by the Beneficiary, or a settlement or spontaneous payment by the Guarantors), the Beneficiary hereby undertakes to provide to the Escrow Agent, within ten (10) days of such observation and in accordance with the terms and conditions set forth in Section 3.4(b) hereof, instructions to return that part of the Deposit to the Guarantors.

                                                                              5.


2.6 For those Guarantors who have deposited cash funds in escrow, repayments as described above shall be made by means of sending individually to each of the Guarantors, by registered mail with return receipt requested, of checks corresponding to their portions of the Deposit, within twenty (20) days following the first and the second anniversary of the date of this Agreement and January 1, 1999 respectively.

                 The Escrow Agent shall also, automatically and without prior notice, pay to said Guarantors together with their portion of the Deposit, any investment income thereon.

2.7 For those Guarantors who have deposited funds in escrow in the form of Bank Guarantees upon First Demand, the reductions of the guarantees described above shall be made by means of transmission to each of the Guarantors by the Escrow Agent of the original of the Bank Guarantee upon First Demand in exchange for transmission by the aforementioned Guarantor of a new Bank Guarantee upon First Demand drafted in identical fashion (with the exception of the guaranteed amount, which shall be defined in accordance with the terms of Section 2.1 or 2.2 hereof, as the case may be) and issued by the same bank or another first-rate French bank.

                 Within ten (10) days of the first and second anniversary dates of signature of this Agreement and January 1, 1999, respectively, the Escrow Agent shall inform the aforementioned Guarantors of such option and the amount of such new Bank Guarantees upon First Demand.

                 The Escrow Agent shall, automatically and without prior notice, return the Bank Guarantees upon First Demand to the Guarantors not later than twenty (20) days after the expiration of the term of its assignment in accordance with
                 Section IV hereof.

ARTICLE III:     THE ESCROW AGENT'S ASSIGNMENT

3.1 All cash amounts placed in escrow shall be invested in short-term interest-bearing accounts adapted to the constraints imposed by this Agreement. Unless otherwise indicated by the Guarantors' Representative, cash amounts placed in escrow on the date of this Agreement shall be invested for a term of thirty days during the initial thirty-day (30-day) period. Such investment shall be made immediately on the first business day following the date of payment of the relevant amount to the Escrow Agent. In the event any of the Guarantors produces a Bank Guarantee upon First Demand during such initial period and prior to its expiration, and demands reimbursement of cash funds placed in escrow prior to such expiration, the corresponding accounts shall not bear interest. Upon the expiration of such initial period, half of the available amount shall be frozen for three
                 (3) months and the other half for eleven (11) months.

                                                                              6.


                 The Escrow Agent shall consult the Guarantors' Representative with respect to the duration of subsequent reinvestments, fifteen (15) days prior to the date of each reinvestment.

                 The Escrow Agent shall provide to the Guarantors' Representative and to the Beneficiary upon demand a monthly statement of the funds in the Deposit, it being understood that investment income on the funds placed in escrow by those Guarantors who have deposited funds in cash shall be distributed as provided for in Section 3.5 hereof. Prior to expiration of the period for adhesion defined in Section 8.1 hereof, the Guarantors' Representative and the Beneficiary may request communication of such statements at shorter intervals.

3.2 In addition, and in accordance with the terms of the Bank Guarantees upon First Demand, those Guarantors who have chosen to place funds in escrow in the form of such guarantees hereby irrevocably authorize the Escrow Agent to activate all or part of the Bank Guarantees upon First Demand in order to provide the necessary amounts to the Deposit for satisfactory performance of this Agreement and the Guarantee Agreement.

                 The Escrow Agent shall call the Bank Guarantees upon First Demand into effect within ten (10) days of receipt of a notification in accordance with the models referred to in Sections 3.3 and 3.4 hereof, in the amounts defined in such notification.

                 The Escrow Agent shall inform the Beneficiary and the Guarantors' Representative thereof.

3.3 The Escrow Agent shall transmit the Deposit to the Beneficiary in whole or in part not later than twenty (20) days following receipt of:

                 a) a joint order by the Beneficiary and the Guarantors' Representative, in accordance with the model attached hereto as Appendix 1; or

                 b) an order by the Guarantors' Representative, in accordance with the model attached hereto as Appendix 2; or

                 c) a decision by a lower court (or court of appeals in the event the lower court's decision is appealed) instructing the Guarantors or the Escrow Agent to transmit the Deposit to the Beneficiary in whole or in part, in accordance with the model attached hereto as Appendix 3, or as otherwise imposed by the lower court or court of appeals.

                 The amounts necessary for application of this section shall be withdrawn, for each of the Guarantors, in proportion to the Shares sold to the Beneficiary (or which are deemed to be sold in accordance with Section 8.2) by the Guarantors of the Deposit.

                                                                              7.


3.4 The Escrow Agent shall return the Deposit to the Guarantors in whole or in part not later than twenty (20) days following receipt of:

                 a) a joint order by the Beneficiary and the Guarantors' Representative, in accordance with the model attached hereto as Appendix 4; or

                 b) an order by the Beneficiary, in accordance with the model attached hereto as Appendix 5; or

                 c) a decision by a lower court (or court of appeals in the event the lower court's decision is appealed) instructing the Beneficiary or the Escrow Agent to transmit the Deposit to the Guarantors in whole or in part, in accordance with the model attached hereto as Appendix 6, or as otherwise imposed by the lower court or court of appeals.

3.5 The Escrow Agent shall, at the Guarantors' Representative's express request, pay to those Guarantors who have expressed such request upon the expiration of each calendar quarter the amount of interest accrued on the Deposit and due to them, not later than twenty (20) days after the expiration of each such quarter, and on condition that the Guarantors' Representative shall have communicated such request for a given quarter or for the entire term of this Agreement not later than ten (10) days prior to the expiration of the relevant quarter (i.e. for the first quarter, not later than December 21, 1995).

ARTICLE IV:               TERM AND EXPIRATION OF THE ESCROW AGENT'S ASSIGNMENT

4.1 Subject to the provisions of Section 4.2 below, the Escrow Agent's assignment shall expire at 12.00 p.m. on January 1, 1999. On that date, and within the deadlines set forth in Sections 2.6 and 2.7 hereof, the Deposit (including the Bank Guarantees upon First Demand) or, if applicable, the balance of the Deposit, shall be returned to the Guarantors.

4.2 In the case provided for in Section 2.2 hereof, the Escrow Agent's assignment shall be extended in accordance with the terms of this Agreement until full and final settlement of all Claims, or, if applicable, of any disputes existing between the parties.

4.3 No later than January 5, 1999, the Escrow Agent shall request extension of the term of the Bank Guarantees upon First Demand from the financial institutions which have issued them beyond their initial term, in the event the Beneficiary or the Guarantors' Representative has given notice, no later than January 2, 1999, of the existence of one or more Claims which remain outstanding as of December 31, 1998. Such requests shall be in conformity with the terms of the relevant Bank Guarantees upon First Demand.

                                                                              8.


4.4 The Beneficiary and the Guarantors, acting through the Guarantors' Representative, may terminate this Agreement early or make any modification thereto either with or without the consent of the Escrow Agent, provided, however, that such modifications shall not increase the Escrow Agent's liability.

ARTICLE V:                FEES AND DISBURSEMENTS OF THE ESCROW AGENT

The Escrow Agent shall receive a commission of two hundred thousand francs (FF. 200,000) as remuneration for the performance of its assignment.

Fifty percent (50%) of such commission shall be paid by the Beneficiary, and fifty percent (50%) by the Guarantors, on the first business day following the date of signature of this Agreement.

In the event the clause set forth in Article 4.2 hereof is implemented, such remuneration shall be supplemented by an amount of twenty thousand francs (FF. 20,000) per quarter commenced. Such additional remuneration shall be paid by the Beneficiary.

ARTICLE VI:      NOTICES

All notices, demands, requests, and in general all communications which are to be made or which may be made pursuant to this Agreement or which may be required or useful for purposes hereof, shall be valid if sent by registered mail with return receipt requested to the persons and addresses set forth below:

If to the Escrow Agent, to:                   Lyonnaise de Banque
                                              23, rue Neuve
                                              69001 Lyons
                                              Attention:  Messrs. Alain
                                              de la Chapelle and
                                              Pierre Pissaloux

If to the Beneficiary, to:                    Revod Corportion, c/o
                                              Dover Technologies International,
                                              Inc.
                                              Attention:  John E. Pomeroy, Esq.
                                              One Marine Midland Plaza
                                              Sixth Floor
                                              East Tower
                                              Binghamton, NY 13901-3280
                                              USA

If to the Guarantors' Representative(s),
  to:                                         Mr. Jean-Claude Millet
                                              9, rue Pierre Benoit
                                              26500 Bourg-Les-Valence

                                              with a copy to Hausmann & Associes

                                                                              9.


                                        Attention:  Christian Hausmann
                                          & Philippe Torre
                                        45, rue de Courcelles
                                        75008 Paris

or to such other addresses as may be communicated in writing by the Escrow Agent, the Beneficiary, the Guarantors' Representative or Hausmann & Associes.

ARTICLE VII:         ESCROW AGENT'S LIABILITY

7.1 The Escrow Agent shall have no liability and shall bear no obligations other than those expressly provided for herein.

                 The Escrow Agent shall apply the terms and conditions of this Agreement strictly, and shall maintain strict neutrality with respect to the parties for the entire term of its assignment.

                 The Escrow Agent shall not be held liable for any default on the part of any of the financial institutions having issued the Bank Guarantees upon First Demand, or any refusal on their part to fulfil their undertakings on any grounds whatsoever (other than a breach by the Escrow Agent of any undertakings expressly made herein); the Beneficiary hereby expressly undertakes not to invoke the Escrow Agent's liability in this connection.

                 In such event, the Beneficiary shall bear sole responsibility for undertaking all necessary actions against the defaulting financial institution or Guarantor, and the Escrow Agent shall not be bound to undertake any actions against such financial institution or Guarantor, other than appeal or extension of the Bank Guarantees upon First Demand as provided for herein.

                 Insofar as it is necessary to do so, the Escrow Agent hereby delegates all powers to the Beneficiary to act in its name before any courts having jurisdiction to obtain fulfilment of their undertakings by the financial institutions issuing the Bank Guarantees upon First Demand, and undertakes to facilitate all actions by the Beneficiary against such financial institutions.

7.2 The Escrow Agent shall be entitled to consider all documents and signatures submitted or communicated to it under the terms of this Agreement as genuine, any evident fraudulent acts notwithstanding.

7.3 Repayment of the Deposit or the balance thereof, if applicable, shall constitute release by the Guarantors of the Escrow Agent from all of its obligations hereunder.

                                                                             10.


ARTICLE VIII:    ADHESION TO THIS AGREEMENT

8.1 Those shareholders of Imaje who are not signatories of this Agreement and who sell their shares in Imaje to the Beneficiary simultaneously with or subsequent to the signature hereof may adhere to the terms of this Agreement by signing an adhesion letter in accordance with the model given in Exhibit 3 hereto. Such adhesion shall be possible until 12.00 p.m. on November 9, 1995, which deadline may be extended at the Beneficiary's discretion. Whatever the date of their adhesion, they shall be treated as though they had signed this Agreement on its original date. The parties hereby undertake to accept such adhesion without condition, provided, however, that adhesion is by signature ne variatur of the model attached hereto as Exhibit 3.

8.2 The shareholders of Sevres Valence Investissements and Pineal shall be parties to this Agreement in proportion to the number of Shares which they are deemed to have sold, in accordance with Exhibit 4 hereto, on the dates set forth in such Exhibit, with retroactive effect to the date of this Agreement, if applicable.

ARTICLE IX:      GUARANTORS' REPRESENTATIVE

For purposes hereof, the Guarantors shall be finally bound by all actions by Mr. Jean-Claude Millet, resident at 9, rue Pierre Benoit, 26500 Bourg-Les-Valence (hereinafter referred to as the "Guarantors' Representative"); the Guarantors hereby appoint Mr. Jean-Claude Millet as their representative in order that he may act in the Guarantors' name and for their account, and make all decisions which are either directly or indirectly connected with the subject matter of this Agreement, and in order that he may receive all notices under Section VI hereof.

In the event of any incapacity to act on the part of Mr. Jean-Claude Millet, Mr. Herve Millet, resident at Kloosverstraat 7, 1411 RS Naarden, the Netherlands, shall act in his place. In the event both Mr. Jean-Claude Millet and Mr. Herve Millet are unable to act, the Guarantors shall notify the Beneficiary of the names of their replacements, who shall thereafter act as the Guarantors' Representative and his alternate.

Absent such notification within thirty (30) days after acknowledgement of Messrs. Jean-Claude Millet's and Herve Millet's incapacity to act by the Beneficiary or any of the Guarantors, and once such acknowledgement has been notified to all of the Guarantors, a new Guarantors' Representative shall be appointed by the President of the Commercial Court of Paris, at the request of any of the parties.

In the interval between the incapacity of the Guarantors' Representative and the date of his replacement, all notices hereunder shall be deemed to have been validly given if notified to the last known address of the incapacitated Guarantors' Representative.

                                                                             11.


ARTICLE X:       GOVERNING LAW - SUCCESSORS AND ASSIGNS

This Agreement shall be governed by the laws of France, and shall be binding upon the parties hereto and upon their legal representatives, successors, heirs and assigns.

ARTICLE XI:      DISPUTES

The Guarantors' Representative, the Beneficiary and the Escrow Agent shall seek to resolve all disputes arising between them concerning the interpretation of this Agreement by amicable negotiations conducted in good faith.

However, any disputes concerning the interpretation or performance of this Agreement shall be submitted to the sole jurisdiction of French courts.

                                         Done at Paris
                                         On September 29, 1995
                                         In three (3) original counterparts



[handwritten:]                           [handwritten:]
Bon pour constitution de sequestre       Bon pour constitution de sequestre
(Good for appointment of an              (Good for appointment of an
escrow agent)                            escrow agent)
[signed]                                 REVOD CORPORATION
                                         [signed]

--------------------------               -------------------------------
The Guarantors' Representative           For the Beneficiary(1)
For the Guarantors(1)



                                    [signed]
                       Bon pour acceptation de sequestre
                   (Good for acceptance of escrow assignment)

                         ----------------------------
                            For the Escrow Agent(2)



---------------------

(1) The signatures shall be preceded by the handwritten words "Bon pour constitution de sequestre" (Good for appointment of an escrow agent)

(2) Signature to be preceded by the handwritten words "Bon pour acceptation de sequestre" (Good for acceptance of escrow assignment)